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EXHIBIT 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert /Lillian Armstrong
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: lillian@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2003 FOURTH QUARTER & YEAR-END RESULTS

Salt Lake City, Utah, August 14, 2003: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the fiscal 2003 fourth quarter and year ended May 31, 2003.

Weider Nutrition's net sales were $55.8 million for the fiscal 2003 fourth quarter, compared to $72.8 million for the same period in fiscal 2002. For its fiscal 2003 fourth quarter, Weider Nutrition reported net income of $281,000, or $0.01 per share (diluted), compared to a loss of $(4.6) million, or $(0.17) per share, for the same period a year ago. As previously announced, Weider sold its Germany-based Venice Beach sports apparel business, effective in its fiscal 2004 first quarter. In accordance with SFAS No. 144, operating results for Venice Beach for fiscal 2003 and fiscal 2002 are reflected as discontinued operations.

Weider Nutrition's fiscal 2003 net sales were $240.9 million, compared to fiscal 2002 net sales of $280.8 million. For fiscal 2003, Weider Nutrition reported a net loss of $(7.5) million, or $(0.29) per share, compared to a fiscal 2002 net loss of $(7.5) million, or $(0.29) per share. Excluding a one-time charge of $15.4 million recorded in the fiscal 2003 first quarter relating to the adoption of SFAS No. 142, Weider reported fiscal 2003 net income of $7.9 million, or $0.30 per share (diluted).

Bruce Wood, president and CEO, stated, "Our goal in fiscal 2003 was to significantly improve our financial health and support Weider's initiative to develop its core brands. We believe real progress was achieved during this past year. We reduced our debt from $40.0 million at May 31, 2002, to $8.7 million at May 31, 2003, divested the non-core American Body Building and Science Foods businesses, and initiated brand-building efforts on our flagship Move Free® joint care brand and the global Weider® brand. While we are encouraged with this progress, we recognize that achieving branded revenue growth is still our primary challenge."

Wood concluded, "We expect fiscal 2004 to be challenging, but we believe the strategic steps taken in fiscal 2003, coupled with the fiscal 2004 divestiture of Venice Beach, have positioned Weider to continue its investment in branded growth initiatives."

Conference Call Information

Weider Nutrition International will hold a conference call today, August 14, 2003 at 11 a.m. ET. The U.S. domestic access number is (888) 803-8271. International participants should dial (706) 634-2467. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com or http://www.weidernutrition.biz/corporate/press_releases.asp. If you do not have Internet access, a replay of the call will be available by dialing 1-800-642-1687 and entering access code 2171072. The telephone replay will be available through August 18, 2003 and the webcast through September 13, 2003.

About Weider Nutrition

Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company's ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully restructure the Haleko business unit and make it profitable, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development and new product introductions into the marketplace, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company's SEC reports, copies of which are available upon request from the company's investor relations department or may be obtained at the SEC's website (www.sec.gov).

WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended May 31,		Year Ended May 31,
	2003(b)	2002(a)(b)	2003	2002(a)
Net sales	$55,781	$72,782	$240,854	$280,821
Cost of goods sold	34,037	48,804	148,243	183,833

Gross profit	21,744	23,978	92,611	96,988
Operating expenses	21,368	30,793	75,495	94,200

Income (loss) from operations	376	(6,815)	17,116	2,788
Other expense, net	(310)	(2,727)	(3,123)	(7,237)

Income (loss) from continuing operations before income taxes	66	(9,542)	13,993	(4,449)
Income taxes (benefit)	(36)	(3,221)	5,528	(553)

Income (loss) from continuing operations	102	(6,321)	8,465	(3,896)
Income (loss) from discontinued operations, net of tax	179	1,766	(607)	(3,648)
Cumulative effect of change in accounting principle, net of tax	—	—	(15,392)	—

Net income (loss)	$281	$(4,555)	$(7,534)	$(7,544)

Weighted average common shares outstanding—diluted	26,410	26,249	26,313	26,249

Net income (loss) per share:
Income (loss) from continuing operations	$—	$(0.24)	$0.32	$(0.15)
Income (loss) from discontinued operations	0.01	0.07	(0.02)	(0.14)
Change in accounting principle (anti-dilutive)	—	—	(0.59)	—

Net income (loss)	$0.01	$(0.17)	$(0.29)	$(0.29)

(a)
Certain amounts in the prior fiscal period financial statement have been reclassified to conform with the current fiscal period presentation, which includes adoption of EITF No. 01–9 requiring the reclassification of certain sales incentives.

(b)
Unaudited

WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	May 31, 2003	May 31, 2002
Cash	$3,463	$2,412
Receivables, net	27,592	44,587
Inventories	27,543	29,232
Other current assets	12,297	10,223

Total current assets	70,895	86,454

Property and equipment, net	26,676	29,741
Other assets, net	17,671	42,448

	44,347	72,189

Total assets	$115,242	$158,643

Total debt, including current portion*	$8,716	$39,967
Other liabilities	37,680	41,935

Total liabilities	46,396	81,902
Stockholders' equity	68,846	76,741

Total liabilities & stockholders' equity	$115,242	$158,643

*
Current portion of long-term debt amounts to $8,057 and $15,191 at May 31, 2003 and 2002, respectively.

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  EXHIBIT 99.1